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                                          [LETTERHEAD]

FOR MORE INFORMATION CONTACT:

RANDOLPH C. READ                 IRA N. STONE
SENIOR VICE PRESIDENT - CHIEF    SENIOR VICE PRESIDENT - CHIEF MARKETING,
FINANCIAL & PLANNING OFFICER     COMMUNICATIONS & PUBLIC AFFAIRS OFFICER
312/580-4604                     312/580-4608

For Immediate Release:
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                          STONE CONTAINER ANNOUNCES FINANCING

CHICAGO, May 13, 1997 -- Stone Container Corporation announced today that it is offering ("Offering") $250,000,000 aggregate principal amount of Units, each consisting of one Series B 10 3/4 percent Senior Subordinated Debenture due 2002 and one related Supplemental Interest Certificate attached thereto (representing an additional amount of interest to be paid on the outstanding principal amount of the Debenture to be determined at pricing). The Supplemental Interest Certificate is not detachable from, and will trade only together with, the Debenture.

The Offering is being underwritten and lead by Donaldson, Lufkin & Jenrette Securities Corporation and BT Securities Corporation. It is anticipated that the Offering will commence later this week. The Offering will be used to refinance $150 million principal amount of the Company's 10 3/4 percent Senior Subordinated Notes due June 15, 1997 and the balance will be used to fund capital expenditures as incurred.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of Units in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

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STONE--Page 2

Stone Container Corporation is a multinational pulp, paper and paper packaging company. Its product line includes containerboard, corrugated containers, kraft paper, paper bags and sacks, market pulp and, through its investment in Stone-Consolidated Corporation, publication papers.

Headquartered in Chicago, the company has manufacturing facilities and sales offices in North America, Europe, Central and South America, Australia and Asia.